Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Genprex, Inc. (the “Company”) of our report dated March 31, 2025 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the financial statements of the Company as of and for the years ended December 31, 2024 and 2023, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on April 1, 2025.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

January 9, 2026